EXHIBIT 10.1

GROOVE BOTANICALS, INC.

310 Fourth Avenue South Suite 7000

Minneapolis, MN 55415

Dated as of July 31, 2026

Kent Rodriguez

7020 Lanham Lane

Edina, MN 55439

RE: Termination of Employment Contract and Forgiveness of Accrued Compensation

Reference is made to the Employment Contract originally entered into on April 1, 2020 between Groove Botanicals, Inc. (formerly Avalon Oil and Gas, Inc.) (the “Company”) and Kent Rodriguez (the “Employee”), as extended by letter agreements, most recently the letter dated July 14, 2026 extending the term to March 31, 2028 with effect from April1, 2026 (together, the “Agreement”). Under the Agreement the Employee is entitled to compensation of$4,000 per month for services as President and Chief Executive Officer.

The Company and the Employee agree as follows:

1.	Termination. The Agreement is terminated effective June 30, 2026 (the “Termination Date”). No compensation, fees or other amounts accrue under the Agreement for any period after the Termination Date.

2.	Forgiveness of accrued compensation. The Employee irrevocably forgives and releases the Company from payment of $12,000, being the compensation accrued and unpaid under the Agreement for the period April1, 2026, to June 30, 2026 (three months at $4,000 per month). The forgiveness is effective as of July 31, 2026.

3.	Nature of forgiveness. The Employee forgives this amount in his capacity as a principal shareholder of the Company, and the parties intend it to be treated as a contribution to the capital of the Company. No shares or other consideration will be issued for it.

4.	Other amounts not affected. Except for the $12,000 forgiven in section 2, this letter does not forgive, reduce or otherwise affect any other amount owed by the Company to the Employee, including compensation accrued for periods before April1, 2026, unsecured advances, and accrued dividends on the Series A Preferred Stock, all of which remain outstanding on their existing terms. The Employee confirms that on July 1, 2026, he sold his entire interest in Avalon 2015-1 L.P., the entity through which he held his Series B Preferred Stock and the dividends accrued and unpaid on those shares, and that from that date he no longer holds, directly or indirectly, any Series B Preferred Stock or any right to dividends on it.

5.	Continuing role. The Employee will continue to serve as President, Chief Executive Officer, Chief Financial Officer and sole director of the Company after the Termination Date without compensation, until otherwise agreed in writing.

6.	Release. The Employee releases the Company from all claims for compensation under the Agreement for the period ending on the Termination Date, other than the amounts preserved in section 4.

7.	Entire agreement. This letter amends and supersedes the Agreement only as set out above. It is governed by the laws of the State of Nevada and may be signed in counterparts and electronically.

Please confirm your agreement by signing below.

GROOVE BOTANICALS, INC.

By:	/s/ Kent Rodriguez
Name:	Kent Rodriguez
Title:	Chief Executive Officer

Agreed and accepted:

/s/ Kent Rodriguez
Kent Rodriguez
Date signed: 11/04/26